EXHIBIT 5

April 3, 2003

Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

Ladies and Gentlemen:

            We have acted as counsel for Stratus Properties Inc., a Delaware corporation (the "Company"), in connection with the Company’s registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 355,000 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), pursuant to the terms of the Stratus Properties Inc. 2002 Stock Incentive Plan (the "Plan").

            Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy
Partner